SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.    )


Filed by the Registrant ( X )

Filed by a Party other than the Registrant (   )

Check the appropriate box:
(   ) Preliminary Proxy Statement   (   ) Confidential, for Use of the
                                          Commission Only (as permitted by Rule
                                          14a-6(e)(2))

( X ) Definitive Proxy Statement
(   ) Definitive Additional Materials
(   ) Soliciting Material Pursuant to Rule 14a-1(c) or rule 14a-12

                                   QUIPP, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

( X ) $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(j)(2) or Item 22(a)(2)
      of Schedule 14A.

(   ) $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).

(   ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

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      2)    Aggregate number of securities to which transaction applies:

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      3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      5)    Total fee paid:

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(   ) Fee paid previously with preliminary materials.

(   ) Check box if any part of the fee is offset as provided by Exchange Act
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      paid previously.  Identify the previous filing by registration statement
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      4)    Date Filed:

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                                   QUIPP, INC.
                             4800 N.W. 157th Street
                              Miami, Florida  33014



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To be held May 11, 1995




To the Shareholders of Quipp, Inc.:

Notice is hereby given that the 1995 Annual Meeting of Shareholders of Quipp, Inc. (the "Company") will be held at its corporate offices at 4800 N.W. 157th Street, Miami, Florida on May 11, 1995 at 10:00 A.M. Eastern Daylight Time, for the following purposes:

      (1) To elect five members of the Board of Directors to serve for the ensuing year and until their respective successors have been duly elected and qualified.

      (2) To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants to examine the financial statements of the Company for 1995, and

      (3) To act upon such other matters that may properly be presented at the Meeting or any adjournment or postponement thereof.

The close of business on April 7, 1995 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of and to vote at the meeting or any adjournment thereof.

The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be conducted at the meeting. The Board of Directors urges you to sign, date and return promptly the enclosed form of proxy. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

Miami, Florida                      By Order of the Board of Directors
April 24, 1995


                                    Charles P. Sacher
                                    Secretary


TO ASSURE PROPER REPRESENTATION AT THE MEETING, ALL SHAREHOLDERS ARE EARNESTLY REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.


                                   QUIPP, INC.
                             4800 N.W. 157th Street
                              Miami, Florida  33014


                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


This Proxy Statement is furnished to the holders of Common Stock (the "Common Stock") of Quipp, Inc. (the "Company"), a Florida corporation, in connection with the solicitation of proxies by the Company's Board of Directors for use at the 1995 Annual Meeting of Shareholders (the "Meeting") to be held at the Company's corporate offices at 4800 N.W. 157th Street, Miami, Florida on May 11, 1995 at 10:00 A.M., Eastern Daylight Time, and at any adjournment or postponement thereof.

This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to shareholders on or about April 24, 1995. The shareholders of record at the close of business on April 7, 1995 (the "Record Date") are entitled to notice of, and to vote at the Meeting.

If the enclosed proxy is properly executed and returned in time for voting, the shares of Common Stock represented thereby will be voted as indicated in such proxy. In the absence of instructions, proxies will be voted in favor of the election of the nominees of the Board of Directors and ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for 1995. Proxies will extend to, and will be voted at any adjourned or postponed session of the Meeting. The Board of Directors is not aware of any matters to come before the Meeting other than those described in this Proxy Statement. If any other matters properly come before the Meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their best judgment with respect to such matters. At any time before it is exercised, a proxy may be revoked by a shareholder by delivering a duly executed proxy bearing a late date, by notice to the Secretary of the Company in writing at the address set forth above or by voting by ballot at the Meeting.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

General
- -------

On April 7, 1995, there were outstanding 1,569,465 shares of Common Stock, $.01 par value (the "Common Stock"), which constitutes the only class of voting securities of the Company. Holders of Common Stock are entitled to one vote per share, exercisable in person or by proxy, at all meetings of shareholders. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company is required to constitute a quorum in order to transact business at the Meeting.

Directors are elected by a plurality of votes cast. Generally, under Florida law, action on a matter, other than the election of directors, is approved if the votes cast on the subject matter favoring the action exceed the votes cast opposing the action. Accordingly, abstentions will have no effect on the vote. In addition, where brokers are prohibited from exercising discretionary authority in voting shares for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in vote totals.

Securities Ownership of Certain Beneficial Owners and Management
- ----------------------------------------------------------------

The following table sets forth certain information concerning ownership of the Common Stock of the Company as of March 16, 1995 by (a) each shareholder known by the Company to beneficially own more than five percent of the Common Stock,
(b) each director of the Company, (c) each executive officer of the Company and
(d) all directors and executive officers of the Company as a group. Except as otherwise noted, each person listed below, either alone or together with such person's family, had sole voting and investment power with respect to the shares listed next to such person's name.

      Name and Address of      Beneficially     Percent of
      Beneficial Owner            Owned            Class
      -------------------     --------------    ----------

      Louis D. Kipp (1)            102,705         6.5%

      William L. Rose               10,550         *

      Jack D. Finley                43,375         2.8%

      James E. Pruitt (2)          119,900         7.5%

      Ralph M. Branca                1,000         *

      Cristina H. Kepner (3)         3,000         *

      Kenneth G. Langone (4)       172,775         11.0%

      All directors and
      officers as a group (5)      280,530         17.2%

      --------------------------

      * Less than 1%

(1) Includes 20,000 shares issuable upon exercise of currently exercisable options. The address of Mr. Kipp is Quipp, Inc., 4800 N.W. 157th Street, Miami, Florida 33014.

(2) Includes 20,000 shares issuable upon exercise of currently exercisable options and 20,000 shares issuable upon the exercise of stock options that become exercisable on April 30, 1995. The address of Mr. Pruitt is Quipp, Inc., 4800 N.W. 157 Street, Miami, Florida 33014.

(3) Does not include shares held by Invemed Associates, Inc. (see Note 4). Ms. Kepner is Executive Vice President and Corporate Finance Director of Invemed Associates, Inc.

(4) Includes 71,765 shares held by Invemed Associates, Inc. ("Invemed"). Mr. Langone is the President of Invemed Associates, Inc. and 81% owner of its corporate parent. The address of Mr. Langone is Invemed Associates, Inc., 375 Park Avenue, New York, New York 10152.

(5) Includes 40,000 shares issuable upon exercise of currently exercisable options and 20,000 shares issuable upon the exercise of stock options that become exercisable on April 30, 1995.

                              ELECTION OF DIRECTORS

Nominees for Election
- ---------------------

At the Meeting, the shareholders will elect five directors to hold office until the Annual Meeting of Shareholders in 1996 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "For" the election of the following nominees: Ralph M. Branca, Jack D. Finley, Cristina H. Kepner, James E. Pruitt, and William L. Rose. All of the nominees are currently members of the Board of Directors of the Company.

In January 1995, the boards of directors of the Company and its wholly-owned subsidiary, Quipp Systems, Inc., were reorganized with the objective of having the Company's directors generally consist of members with broad business experience, while having the Quipp Systems, Inc. Board of Directors consist of persons with experience relating specifically to the newspaper industry. Accordingly, Messrs. Louis D. Kipp, James G. Quakenbush and Ralph A. Roth, formerly directors of the Company, constitute the Board of Directors of Quipp Systems, Inc. In addition, Ms. Kepner was elected as a director of the Company, and the other nominees listed below continued as directors of the Company.

The Board of Directors believes that all the nominees will be able to serve as directors. If any nominee is unable to serve, the persons named in the enclosed proxy will vote the shares they represent for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

      Set forth below is certain information concerning the nominees for election as directors:

             Name             Age   Position with the Company
      --------------------    ---   -------------------------

      James E. Pruitt         60    President and Director

      Ralph M. Branca         59    Director

      Jack D. Finley          67    Director

      Cristina H. Kepner      47    Director

      William L. Rose         69    Director

Mr. Pruitt has been President and director of the Company since April 1989. He also held the title of Chief Executive Officer of the Company from April 1989 until November 1994. In December 1994, he became Chairman and Chief Executive Officer of Opto-Mechanik, Inc., a manufacturer of optical devices for defense applications. Mr. Pruitt has continued as President of the Company on a part-time basis since November 1994. From 1986 through April 1989, Mr. Pruitt was engaged in his own consulting business for the graphic arts and electronics industry. From 1983 through 1986, he was President and Chief Executive Officer of Harris Graphics Corporation and also served as its Chairman from 1983 through 1985.

Mr. Rose has been a director of the Company since it commenced operations in August 1983. From July 1982 to June 1991, he was President and Chairman of the Board of Technit, Inc., a supplier of EMI shielding for the electronics industry. Since 1991, he has remained a director of Technit, Inc. and also serves as director of Armtex, Inc., a textile manufacturer.

Mr. Finley has been a director of the Company since July 1989. He has been an independent business investor and advisor since 1986. From 1968 to 1986, he served in various capacities with Eikonix Corporation, a developer and producer of color scanners, which he co-founded. He was Executive Vice-President and, subsequently, Chairman of the Board of Eikonix Corporation until the company was sold to Eastman Kodak Company in 1985.

Mr. Branca has been a director of the Company since July 1991. He has been president of RMB Associates, a business consulting firm that he owns, since November 1989 also, since 1992, Mr. Branca serves as a director of A.F.G. Receivables Corporation. Prior to November 1989, he was employed by Emhart Corporation where he held numerous positions, the most recent of which was Corporate Vice President of Operations.

Ms. Kepner has been a director of the Company since January 1995. She has been Executive Vice President and Corporate Finance Director of Invemed Associates, Inc., an investment banking firm, since February 1978. Ms. Kepner is also a director of NeoPath, Inc.

Meetings and Committees of the Board of Directors
- -------------------------------------------------

The Board of Directors held four meetings during 1994. The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee.

The Audit Committee is currently comprised of Messrs. Branca, Finley and Rose. The principal functions of the Audit Committee are to recommend to the Board of Directors the engagement of the independent auditors and to review with the auditors the plan and results of the audit engagement and the adequacy of the Company's system of internal accounting controls. The Audit Committee met four times during 1994.

The Compensation Committee is currently comprised of Messrs. Finley and Rose. The principal functions of the Compensation Committee are to recommend to the Board of Directors the salary, bonus and other benefits of members of senior management, to review new executive compensation plans, to administer certain of the Company's benefit plans and to recommend to the Board of Directors the compensation of the directors. The Compensation Committee met four times during 1994.

Compensation of Directors
- -------------------------

The Company currently pays each non-employee director a fee of $1,200, subject to an annual maximum of $4,800, for attendance at each meeting of the Board of Directors and each meeting of a Board committee that is not held on the same day as a meeting of the Board of Directors.

                             EXECUTIVE COMPENSATION

Compensation Tables
- -------------------

The following table sets forth certain information regarding to compensation paid or accrued by the Company during the years ended December 31, 1994, 1993 and 1992 with respect to the Company's only executive officers during the year ended December 31, 1994.

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation

Name and Principal                               Other Annual     All Other
Position             Year   Salary      Bonus    Compensation(1) Compensation(2)
- ------------------   ----  --------    -------   --------------- ---------------

James E. Pruitt      1994  $109,776    $ 4,007     $12,088        $1,056
Chief Executive      1993  $130,100    $ 5,000     $14,500(3)     $1,340
  Officer and        1992  $120,200    $10,000     $11,500        $  850
  President

Louis D. Kipp        1994  $110,657    $ 4,007     $              $1,078
Vice President and   1993  $108,000    $ 5,000     $22,200(4)     $1,130
  Chief Operating    1992  $117,000    $10,000     $              $1,120
  Officer

(1) In accordance with Securities and Exchange Commission regulations, perquisites and other personal benefits are included for any year in which they amounted to more than 10% of the executive officer's total salary and bonus.

(2) Constitutes amount contributed by the Company, for the benefit of the executive officer's, to the Company's Employee Savings and Investment Plan.

(3) Constitutes amounts paid by the Company in connection with lease payments, insurance and related expenses for an automobile utilized by Mr. Pruitt for business and personal purposes.

(4) Constitutes the purchase of an automobile utilized by Mr. Kipp for business and personal purposes, as well as related insurance and other costs.

The following table sets forth information with respect to options held on December 31, 1994 by the persons named in the Summary Compensation Table above. Neither of these persons exercised options during 1994.

                               December 31, 1994 Option Values

                      Number of Securities       Value of Unexercised
                     Underlying Unexercised      In-the-Money Options
                     Options at 12/31/94 (#)      at 12/31/94 ($) (1)
                  ---------------------------  --------------------------
                  Exercisable   Unexercisable  Exercisable  Unexercisable
                  -----------   -------------  -----------  -------------

James E. Pruitt      80,000         20,000       $560,000      $140,000

Louis D. Kipp        20,000          5,000       $140,000      $ 35,000

(1) Based upon the closing price of the Common Stock on the Nasdaq National Market on December 31, 1994.

Employment Agreements
- ---------------------

Pursuant to an employment agreement dated November 4, 1994 with Mr. Pruitt, the Company agreed to employ Mr. Pruitt as President through April 30, 1995. Under the agreement, Mr. Pruitt was compensated at a weekly rate of $2,555 from November 4, 1994 through November 30, 1994. Subsequent to November 30, 1994, Mr. Pruitt has been compensated under the agreement at the rate of $600 per day devoted to Company business ($1,200 for any day on which a meeting of the Board of Directors occurred). In addition, the Company agreed to pay an incentive bonus to Mr. Pruitt pursuant to the Company's Executive Incentive Compensation Plan on a prorated basis for the period during 1994 when he was a full time employee of the Company. The Company also agreed to provide Mr. Pruitt with an automobile and its reasonable operating expenses.

In addition, the Company agreed to make available to Mr. Pruitt, following termination of the agreement health insurance coverage (including family coverage) until Mr. Pruitt reaches age 65, provided that Mr. Pruitt pays 100% of the cost of such health insurance coverage, but in no event more than the premium that would be applicable to a full-time employee. The Company also agreed to accelerate the vesting of options to purchase 20,000 shares of Company Common Stock held by Mr. Pruitt to April 30, 1995 (such options would otherwise have vested in December 1995). In connection with the employment agreement, an earlier employment agreement, under which Mr. Pruitt was compensated at a minimum rate of $110,000 per annum, was terminated.

Effective November 30, 1994, Mr. Pruitt became Chairman and Chief Executive Officer of Opto-Mechanik, Inc. He continues to serve the Company on a part-time basis.

Pursuant to an employment agreement dated May 1, 1993 with Mr. Kipp, Quipp Systems, Inc. ("Quipp Systems") has agreed to employ Mr. Kipp through May 1, 1995 at a salary of $110,000 per year, subject to such increase as the Board of Directors may determine. In addition, Quipp Systems agreed to pay an incentive bonus to Mr. Kipp pursuant to the Company's Executive Incentive Compensation Plan in an amount to be set by the Board of Directors based on Quipp Systems' performance relative to an annual operating plan. Quipp Systems also agreed to provide Mr. Kipp with an automobile and its reasonable operating expenses.

In addition, the employment agreement provides that if Mr. Kipp voluntarily terminates his employment with Quipp Systems, then Quipp Systems will continue Mr. Kipp's health insurance coverage (including family coverage) for a period of 24 months, provided that Mr. Kipp pays 100% of the cost of such health insurance coverage, but in no event more than the premium that would be applicable to a similarly situated full-time employee.

In the event that there is an "involuntary termination" of Mr. Kipp during the term of the employment agreement, Quipp Systems will pay to Mr. Kipp his salary through the termination date of the employment agreement or one year's annual salary, whichever is greater. In addition, Quipp Systems will continue Mr. Kipp's health insurance coverage (including family coverage) until Mr. Kipp reaches age 65, provided that Mr. Kipp pays 100% of the cost of such health insurance coverage, but in no event more than the premium that would be applicable to a similarly situated full-time employee.

Under the employment agreement, an "involuntary termination" will be deemed to have occurred in the event that Quipp Systems terminates Mr. Kipp's employment for any reason other than fraud, conviction of a crime involving moral turpitude or failure to comply with the terms of the employment agreement within ten days after receiving notice of the failure to comply. In addition, the "involuntary termination" will be deemed to have occurred if Mr. Kipp voluntarily terminates employment with Quipp Systems within 90 days of his demotion, change in duties, reduction in compensation or relocation of more than 50 miles of the principal place of business of Quipp Systems. An "involuntary termination" also will be deemed to have occurred if the employment agreement expires, is not superseded by a renegotiated contract, and Quipp Systems' annual sales and profitability have been for the full period of the employment agreement at levels which are at least 85% of those defined in the operating plan approved by the Board of Directors.

The agreement provides that it will automatically be renewed for a period of three years from the date of a "change in control". A "change in control" will be deemed to have occurred in the event that (i) shareholders who, as of May 1, 1993, held in aggregate more than 25% of the stock and options of the Company sell or transfer such stock and within six months thereafter there is a change in the composition or number of the Board of Directors of either of the Company or Quipp Systems so that the directors on May 1, 1993 no longer constitute a majority of the Board of Directors of the Company or Quipp Systems or (ii) the Company or Quipp Systems disposes of assets consisting of more than 50% in value of its assets.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected the firm of KPMG Peat Marwick LLP as the independent public accountants to examine the financial statements of the Company for 1995. In accordance with the resolution of the Board of Directors, this selection will be presented to the shareholders for ratification or disapproval at the Meeting. The firm of KPMG Peat Marwick LLP has audited the Company's financial statements annually since 1983. If the shareholders do not ratify the appointment of KPMG Peat Marwick LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions raised at the meeting.

A vote "For" ratification of the appointment of KPMG Peat Marwick LLP is recommended by the Board of Directors.

OTHER MATTERS

      Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") requires the Company's officers and directors and beneficial owners of more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). The Company believes that all filings required to be made during 1994 were made on a timely basis, except for one report filed by Mr. Rose with respect to the sale of 3,450 shares that was filed subsequent to the applicable due date.

      Additionally, with respect to transactions prior to 1994 reported in filings made after May 1, 1991 (effective as of that date, the SEC adopted revised rules regarding reporting under Section 16(a)) Messrs. Finley, Pruitt, Branca and Roth each filed an initial report of ownership after the applicable due date. Mr. Finley also filed a report after the applicable due date with respect to a purchase of Company shares and amended a report to correctly report the date of purchase transaction. Mr. Pruitt filed three reports after the applicable due dates with respect to four purchase transactions. Mr. Roth filed a report after the applicable due date in lieu of two reports, each regarding a purchase transaction. Mr. Langone filed a report after the applicable due date to indicate a change in his form of beneficial ownership upon dissolution of a partnership and the resulting increase in his deemed ownership of shares. Mr. Quakenbush filed a report after the applicable due date with respect to a purchase transaction and two amended reports to correct the omission of a reference in each report to his indirect ownership of certain shares. Messrs. Pruitt and Kipp each filed a report after the applicable due date with respect to the grant of stock options by the Company. Mr. Rose amended a report to correctly report the price relating to a sale transaction and his aggregate ownership.

      The Company recognizes the importance of compliance with Section 16(a) and the related rules and is instituting procedures to assist its officers and directors in complying with the applicable requirements.

                              SHAREHOLDER PROPOSALS

Any shareholder proposal to be presented at the 1996 Annual Meeting of Shareholders must be received by the Company on or before December 24, 1995 in order to be included in the proxy statement relating to the Meeting.

                             SOLICITATION OF PROXIES

The expense of solicitation of proxies for the meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telecopy by directors, officers or regular employees of the Company.


                                        By Order of the Board of Directors



                                        Charles P. Sacher
                                        Secretary

April 24, 1995